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                                                                     EXHIBIT 4.7


                              AMENDED AND RESTATED
                       RECEIPT, ASSIGNMENT AND CONVEYANCE
                             OF NET REVENUE INTEREST


     THIS AMENDED AND RESTATED RECEIPT, ASSIGNMENT AND CONVEYANCE OF NET REVENUE INTEREST (this "AGREEMENT") is made as of the ____ day of ______, 2000, by Grant Geophysical, Corp., a Texas corporation, with its mailing address at 16850 Park Row, Houston, Texas 77084, ("GRANT"), in favor of Elliott Associates, L.P., a Delaware limited partnership, with its mailing address at 712 Fifth Avenue, New York, New York, 10019 ("ELLIOTT").

                                    RECITALS

     A. Grant Geophysical, Inc., a Delaware corporation, and Elliott entered into that certain Receipt, Assignment and Conveyance of Net Revenue Interest dated August 14, 2000 (the "ORIGINAL AGREEMENT").

     B. Pursuant to that certain Assignment and Assumption Agreement dated August ___, 2000, Grant Geophysical, Inc. assigned all of its rights and obligations in, to and under the Original Agreement to Grant.

     C. Grant and Elliott now desire to amend the Original Agreement, and, as amended, restate the Original Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant and Conveyance.


          (a) Grant of Net Revenue Interest. Grant hereby grants, bargains, sells, assigns, conveys, transfers and sets over to Elliott, a net revenue interest, as more particularly described in Section 4 below (the "NET REVENUE INTEREST") in and to the Data (hereinafter defined) measured by, and hereinafter defined as Grant's net revenue, if any, that is realized from the sale or license of the Data, as such net revenue is computed as provided herein. TO HAVE AND TO HOLD the Net Revenue Interest, together with all rights, privileges, and options related thereto, unto Elliott, its successors and assigns forever, subject to the terms, conditions, exceptions, reservations, covenants, and agreements herein set forth.

          (b) Purchase Price. The purchase price of the Net Revenue Interest shall be the sum total of the amounts paid by Elliott to Grant as consideration for the Net Revenue Interest (the "AGGREGATE PURCHASE PRICE"). Elliott is hereby authorized to record the date and amount of each such payment made by Elliott to Grant, such recordation may be made by an appropriate entry into Elliott's computer records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation or any error in such

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recordation shall not affect the calculation of the Aggregate Purchase Price.
Upon its receipt of each such payment, Grant shall execute and deliver a letter of acknowledgment confirming its receipt of such payment in the form attached hereto as Exhibit A.

          (c) "Data" Defined. "DATA" means all of Grant's right, title and interest in and to the multiclient geophysical and geological data (regardless of their form or the medium on which they are stored, printed or displayed) shot onshore in the continental United States.

          (d) Title Warranty. Grant represents and warrants to Elliott that the Net Revenue Interest conveyed hereby is free and clear of any mortgages, deeds of trust, voluntary or contractual or statutory liens, pledges, security interests, charges, conditional sales or other title retention documents, or other encumbrances or burdens, and Grant hereby binds itself, its successors and assigns to warrant and forever defend the title to the Net Revenue Interest herein granted, conveyed, assigned, and transferred unto Elliott, its successors and assigns, against the lawful claims and demands of every Person whomsoever claiming or to claim the same or any part thereof, by, through or under Grant.

     2. Term of Net Revenue Interest. The Net Revenue Interest will be effective as of the date hereof (the "EFFECTIVE DATE") and will remain in effect until such time as Elliott has earned and received revenue attributable to the Net Revenue Interest in an amount equal to the Aggregate Purchase Price plus the Preferred Return (as hereinafter defined), at which time the Net Revenue Interest shall terminate. As used herein, "PREFERRED RETURN" shall mean, on any given day, an amount equal to the difference between the Aggregate Purchase Price and any revenue attributable to the Net Revenue Interest earned and received by Elliott as of such day multiplied by the rate of one percent (1%) per month for the number of days between the Effective Date and such day.

     3. Provisions and Covenants Applicable to the Net Revenue Interest. The following provisions and covenants shall apply to the Net Revenue Interest.

          (a) Elliott Not Liable For Expenses. Elliott shall never have control or management authority with respect to the Data and shall never personally be responsible for payment of any part of the costs and expenses charged against the Net Revenue Account (hereinafter defined) nor for any other liabilities related to the Data including, but not limited to, liabilities incurred by anyone in collecting, developing, processing or storing the Data, before or after the Effective Date, and Grant hereby agrees to indemnify and save Elliott harmless from and against any and all such responsibility and liability; provided, however, all such costs and expenses incurred and allowed as herein provided shall nevertheless be charged against the Net Revenue Account as and to the extent herein provided. Nothing herein shall ever be construed to create a partnership, joint venture, mining partnership or association between Grant and Elliott.

          (b) Access, Inspection and Information. Elliott and its representatives shall at the risk and expense of Elliott have access at all reasonable times to the Data and to all activities of Grant related to the Data, and the right to observe all activities related thereto. Grant shall on


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reasonable request promptly furnish Elliott with any and all information in
Grant's possession and pertaining to the Data. This Section 3(b) is not limited by, nor does it in any way limit Section 4(a).

          (c) Assignment by Grant. Except as permitted by that certain Loan and Security Agreement dated May 11, 1999 between Grant, Foothill Capital Corporation, as agent, and certain financial institutions named therein, Grant shall not (i) sell, assign (by operation of law or otherwise), transfer, exchange, dispose of or license all or any part of the Data; or (ii) grant any lien or encumbrance with respect to all or any part of the Data, without the express written consent of Elliott.

     4. Net Revenue Account.

          (a) Books and Records. Concurrently herewith Grant shall establish, and until the Net Revenue Interest terminates, Grant shall maintain a "NET REVENUE ACCOUNT" in accordance with the terms of this instrument and good accounting practices. The books of account and records of the Net Revenue Account shall at all reasonable times be open for examination, inspection, copying and audit by Elliott and its representatives at Elliott's expense.

          (b) Credits. The Net Revenue Account shall be credited with the following insofar and to the extent the same are properly allocable to the Data, in each case attributable to the period of time after the Effective Date:

               (i) an amount equal to the interest of Grant in the gross receipts (including both cash and non-cash consideration) for any sale or license of all or any part of the Data received by Grant after the Effective Date;

               (ii) an amount equal to the interest of Grant in the proceeds of all insurance collected by Grant (or for it by a third party under any agreement pertaining to the Data) on account of its ownership of the Data as a consequence of the loss of or damage to the Data or any part thereof or interest therein; and

               (iii) an amount equal to the interest of Grant in all other monies and things of value received by or inuring to the benefit of Grant by virtue of its ownership of the Data.

          (c) Debits. The Net Revenue Account shall be charged with an amount equal to the actual out-of-pocket costs and expenses to Grant of all direct labor, transportation, marketing, and general and administrative costs that are reasonable and necessary for marketing, licensing and/or selling the Data, but expressly excluding interest, fees, costs or other charges for borrowed funds, insofar and to the extent that any such costs and expenses


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are properly allocable to the Data, in each case attributable to the period of time after the Effective Date.

          (d) Calculation of Elliott's Net Revenue Interest. The amount payable to Elliott in respect of its ownership of the Net Revenue Interest shall be calculated and paid to Elliott out of the Net Revenue Account no later than three (3) business days following receipt of funds on the license or sale of Data.

          (e) Statements and Payments. As soon as reasonably possible (but in all events not more than fifteen (15) days) after the due date of each payment hereunder, Grant shall furnish to Elliott a detailed statement in a form acceptable to Elliott clearly reflecting the basis of the payments hereunder.

          (f) Direct Payment. Until otherwise instructed in writing by Elliott, Grant agrees, for the account of Elliott and as Elliott's agent, in trust, to collect the proceeds of any sale or license of all or any part of the Data and to remit such amounts as are attributable to the Net Revenue Interest and are owing to Elliott in accordance with this Section 4.

          (g) Late Payment. Any amount not paid to Elliott with respect to the Net Revenue Interest when due shall bear interest at the rate of fifteen percent (15%) per annum.

     5. General Provisions.

          (a) Notices. All notices, communications and payments required or permitted to be given hereunder shall be deemed to be properly delivered the earlier of the date when actually delivered or three (3) days after being deposited in the U.S. mail as certified mail, return receipt requested, with adequate prepaid postage affixed thereto at the addresses provided above or such other address as a party hereto shall designate by giving the other party at lease fifteen (15) days written notice thereof.

     (c) Successors and Assigns. All agreements and conditions between the parties hereto shall extend to and be binding upon their respective heirs, permitted successors and permitted assigns.

     (d) Headings. The headings of the articles and sections of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     (e) Unenforceable or Inapplicable Provisions. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions shall be liberally construed in order to carry out the


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intent of this Agreement. The invalidity of any provision of this Agreement in any jurisdiction shall not affect the validity and enforceability of such provision in any other jurisdiction.

     (f) Counterparts. This Agreement may be executed in several original counterparts. Each counterpart shall be deemed to be an original for all purposes, and all counterparts shall together constitute but one and the same instrument.

     (g) References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, and other persons. As used in this Agreement, "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint-stock company, trust or trustee thereof, estate of executor thereof, unincorporated organization, joint venture, court, government unit or any agency or subdivision thereof, or any other legally recognizable entity.

     (h) Choice of Law. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the principles of conflicts of law.

     (i) Modifications. No modifications of this Agreement shall be effective unless reduced to writing and duly executed by the parties hereto. No course of dealing between the parties prior or subsequent to the date of this Agreement shall be construed to change, modify, amend, alter or waive the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WITNESSES:                                  GRANT GEOPHYSICAL, INC.

                                            By:
---------------------------------              ---------------------------------
                                            Name:
                                                 -------------------------------
---------------------------------           Title:
                                                  ------------------------------



WITNESSES:                                  ELLIOTT ASSOCIATES, L.P.

                                            By:  Elliott Capital Advisors, L.P.,
---------------------------------                General Partner


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                                            By:  Braxton Associates, Inc.,
---------------------------------                General Partner


                                            By:
                                               ---------------------------------
                                            Name:  Elliot Greenberg
                                            Title: Vice President


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                                                                       EXHIBIT A


                          Form of Acknowledgment Letter

                               [Grant Letterhead]


Elliott Associates, L.P.
712 Fifth Avenue
New York, New York 10019

Attn: _______________

                  Re:  Receipt of Purchase Price

Dear _______________,

         Reference is made to that certain Amended and Restated Receipt, Assignment and Conveyance of Net Revenue Interest dated _____________[to be completed when available] (the "ASSIGNMENT") between Grant Geophysical, Inc. ("GRANT") and Elliott Associates, L.P. ("ELLIOTT").

         This letter shall confirm Grant Geophysical, Inc.'s receipt of ____________________ ($______________) on [date of receipt] in connection with the assignment of the Net Revenue Interest (as defined in the Assignment).


                                            Very truly yours,


                                            GRANT GEOPHYSICAL, INC.



                                            [Name]
                                            [Title]


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